================================================================================







                            ASSET PURCHASE AGREEMENT

                                     BETWEEN


                         WISE OPTICAL VISION GROUP, INC.

                                       AND

                           OPTICARE ACQUISITION CORP.














                          Dated as of February 7, 2003

================================================================================

                                TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----

1.       Definitions; Interpretation..............................................................................1

         1.1      Definitions.....................................................................................1
         1.2      Interpretation..................................................................................7

2.       Sale and Transfer of Assets..............................................................................8

         2.1      Agreement to Purchase and Sell..................................................................8
         2.2      Transferred Assets..............................................................................8
         2.3      Excluded Assets.................................................................................9
         2.4      Assumed Liabilities............................................................................10
         2.5      Transfer of Assets and Assumption of Assumed Liabilities.......................................11
         2.6      Purchase Price.................................................................................12
         2.7      Allocation of the Purchase Price...............................................................12
         2.8      Consent of Third Parties.......................................................................12

3.       The Closing.............................................................................................13

         3.1      The Closing....................................................................................13
         3.2      Seller's Deliverables..........................................................................13
         3.3      Buyer's Deliverables...........................................................................14
         3.4      Further Assurances.............................................................................14

4.       Representations and Warranties of Seller................................................................14

         4.1      Corporate Status...............................................................................14
         4.2      Corporate Authority............................................................................15
         4.3      Non-Contravention, Approvals and Consents......................................................15
         4.4      Employees; Employee Benefit Plans..............................................................15
         4.5      Litigation.....................................................................................16
         4.6      Brokers........................................................................................17
         4.7      Intellectual Property..........................................................................17
         4.8      Agreements.....................................................................................17
         4.9      Tax Matters....................................................................................18
         4.10     Absence of Changes.............................................................................19
         4.11     Insurance......................................................................................21
         4.12     Real Property, Personal Property; Title to and Condition of Assets.............................21
         4.13     Financial Statements...........................................................................22
         4.14     Compliance with Laws...........................................................................22
         4.15     Environmental Compliance.......................................................................23
         4.16     Labor Matters, etc.............................................................................24
         4.17     Books and Records..............................................................................24
         4.18     Accounts Receivable............................................................................24

                                                                  i
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         4.19     Inventories....................................................................................24
         4.20     No Undisclosed Liabilities.....................................................................24
         4.21     No Material Adverse Change.....................................................................25
         4.22     Affiliated Transactions........................................................................25
         4.23     Customers and Suppliers........................................................................25
         4.24     Discounts and Rebates..........................................................................25
         4.25     Warranties.....................................................................................25
         4.26     Limitation on Representations and Warranties...................................................25

5.       Representations and Warranties of Buyer.................................................................26

         5.1      Corporate Status...............................................................................26
         5.2      Corporate Authority............................................................................26
         5.3      Non-Contravention, Approvals and Consents......................................................26
         5.4      Brokers........................................................................................27
         5.5      Litigation.....................................................................................27
         5.6      Availability of Funds..........................................................................27
         5.7      Limitation on Representations and Warranties...................................................27

6.       Interim Covenants of Seller.............................................................................27

         6.1      Operation of the Business......................................................................27
         6.2      Access to Facilities, Files and Records........................................................27
         6.3      Notice of Proceedings..........................................................................28
         6.4      Reasonable Commercial Efforts..................................................................28
         6.5      Notification of Certain Matters................................................................28
         6.6      Change of Name.................................................................................28

7.       Interim Covenants of Buyer..............................................................................28

         7.1      Application for Regulatory Consent and Licenses................................................28
         7.2      Notice of Proceedings..........................................................................28
         7.3      Reasonable Commercial Efforts..................................................................29
         7.4      Notification of Certain Matters................................................................29

8.       Conditions Precedent to Buyer's Obligations.............................................................29

         8.1      Representations, Warranties and Covenants......................................................29
         8.2      Proceedings....................................................................................29
         8.3      Consents and Approvals.........................................................................29
         8.4      Release of Liens...............................................................................29
         8.5      Deliveries.....................................................................................30
         8.7      Assumed Welfare Plan Contracts.................................................................30

9.       Conditions Precedent to Seller's Obligations............................................................30

         9.1      Representations, Warranties and Covenants......................................................30
         9.2      Proceedings....................................................................................30

                                                                 ii

         9.3      Deliveries.....................................................................................30
         9.4      Release of Lien................................................................................30

10.      Certain Post-Closing Matters............................................................................30

         10.1     Access to Records, Information and Personnel...................................................30
         10.2     Taxes..........................................................................................31
         10.3     Employee Benefits..............................................................................32
         10.4     Property Relating to Transferred Assets........................................................33
         10.5     Payment of Excluded Liabilities................................................................33
         10.6     Customer and Other Business Relationships......................................................34
         10.7     Confidentiality................................................................................34
         10.8     Further Assurances.............................................................................34

11.      Indemnification.........................................................................................35

         11.1     By Seller......................................................................................35
         11.2     By Buyer.......................................................................................35
         11.3     Indemnification Procedures.....................................................................36
         11.4     Exclusivity of Indemnification Provision.......................................................37

12.      Termination.............................................................................................37

         12.1     Termination....................................................................................37
         12.2     Effect of Termination..........................................................................37

13.      Miscellaneous...........................................................................................37

         13.1     Amendment and Modification; Waiver of Provisions...............................................37
         13.2     Expenses.......................................................................................38
         13.3     Successors and Assigns; Assignments............................................................38
         13.4     Confidentiality, Public Announcement...........................................................38
         13.5     Notices........................................................................................38
         13.6     No Third Parties Benefited.....................................................................39
         13.7     Survival of Representations and Warranties.....................................................39
         13.8     Law Governing..................................................................................40
         13.9     Counterparts...................................................................................40
         13.10    Severability...................................................................................40
         13.11    Entire Agreement...............................................................................40
         13.12    Construction...................................................................................40
         13.13    Consent to Jurisdiction........................................................................40
         13.14    Waiver of Jury Trial...........................................................................40

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement, dated as of February 7, 2003 (the "Agreement"), by and between Wise Optical Vision Group, Inc., a New York corporation ("Seller"), and OptiCare Acquisition Corp., a Delaware corporation ("Buyer").

         WHEREAS, Seller is engaged in the business of supplying contact lenses and other vision care products mainly to eye-care practitioners through mail order, telephone, fax and the Internet (the "Business"); and

         WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to purchase and assume from Seller, and Seller desires to sell, transfer, assign, convey and deliver to Buyer, substantially all of the assets of Seller, together with certain obligations and liabilities of Seller relating thereto; and

         WHEREAS, certain capitalized terms not otherwise defined herein are defined in Section 1.1 hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINITIONS; INTERPRETATION.

         1.1 Definitions. The following terms, as used herein, have the following meanings:

         "12/27 Financial Statements" shall have the meaning set forth in
Section 4.13 hereof.

         "Accounts Receivable" shall mean: (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any and all claims, remedies and other rights related to any of the foregoing.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of such Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether by contract or otherwise.

         "Agreement" shall mean this Asset Purchase Agreement and all exhibits and schedules attached hereto, as the same may be amended or otherwise modified from time to time in accordance with the provisions hereof.

         "Applicable Law" shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, by-laws, codes or orders of any Regulatory Authority,
(b) Governmental Approvals, and (c) orders, decisions, directives, injunctions, judgments, awards, decrees of, requirements of, or agreements with, any Regulatory Authority.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.4(b) hereof.

         "Assumed Liabilities Register" shall have the meaning set forth in
Section 2.4(a) hereof.

         "Assumed Welfare Plan Contracts" shall have the meaning set forth in
Section 10.3(c) hereof.

         "Assumption Agreement" shall have the meaning set forth in Section 2.5(d).

         "Bill of Sale" shall have the meaning set forth in Section 2.5(a) hereof.

         "BONY" shall have the meaning set forth in Section 2.6 hereof.

         "Balance Sheet" shall have the meaning set forth in Section 4.13 hereof.

         "Business" shall have the meaning set forth in the recitals hereto.

         "Business Day" shall mean any day other than a Saturday or Sunday or any other day on which banks in the City of New York are required or permitted to be closed.

         "Buyer Agreements" shall have the meaning set forth in Section 5.2 hereof.

         "Cash Payment" shall mean the sum of (i) $7,000,000, plus the amount of cash and cash equivalents reflected on the 12/27 Financial Statements (to the extent such cash and cash equivalents actually existed on December 27, 2002) (i.e., $771,876), less (ii) (A) the interest payment of $48,619 paid on January 31, 2003 to BONY, (B) an aggregate of $175,582 paid to Professional Representatives since 12/27/02 in connection with the transaction contemplated hereby and otherwise, (C) an aggregate of $56,307 payable to Transferred Employees in respect of stay bonuses (plus applicable payroll taxes) (the "Stay Bonuses"), (D) $135,302 held as cash collateral by BONY, (E) $10,905 paid to Tax authorities for income Taxes payable in respect of periods prior to the Register Date, (F) an aggregate of $55,000 paid or payable in respect of other Liabilities, and (G) any additional amounts of cash and cash equivalents that were paid or distributed to any Person or otherwise used by Seller for any purpose whatsoever since December 27, 2002 other than to pay, satisfy or discharge Potential Assumed Liabilities.

         "Closing" shall have the meaning set forth in Section 3.1 hereof.

         "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Collateral Disposition Agreement" shall have the meaning set forth in
Section 2.6 hereof.

         "Contract Assignment" shall have the meaning set forth in Section 2.5(b) hereof.

         "Domain Name Assignment" shall have the meaning set forth in Section 2.5(c) hereof.

         "Employee Benefit Plans" shall mean all material pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, employee loan and banking privileges, bonus, incentive, deferred compensation, workers compensation, stock purchase, stock option, phantom stock and other equity-based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, including any employee benefit plans defined in Section 3(3) of ERISA.

         "Employees" shall mean the individuals employed by Seller (including Employees On Leave and employees who are on vacation) as of the Closing Date and who are listed on Schedule 4.4(a) hereto.

         "Employee On Leave" shall mean any individual employed by Seller who is, as of the Closing Date, on sick leave, disability, workers compensation or an approved leave of absence.

         "Employee Suit" shall have the meaning set forth in Section 4.5 hereof.

         "Environment" means surface waters, groundwater, soil, subsurface strata and air.

         "Environmental Claims" means any and all administrative, regulatory or judicial actions or proceedings, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, consent orders, consent judgments or consent agreements relating in any way to any Environmental Permits (as defined in section 4.15) or Environmental Law (hereafter in this definition, "claims"), including, without limitation, (a) any and all claims by Regulatory Authorities pursuant to any Environmental Law, and (b) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law or relating to Hazardous Materials or arising from any alleged injury or threat of injury to health, safety or the environment.

         "Environmental Condition" means a condition relating to or arising or resulting from the application of, or a failure to comply with, any Environmental Law or Environmental Permit or a release or threat of release of any Hazardous Material into the Environment.

         "Environmental Law" shall mean any Applicable Law pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or
(e) pollution (including any emission, discharge or release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability

Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. ss. 6901 et seq.

         "Environmental Permit" shall have the meaning set forth in Section 4.15 hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean Seller or any trade or business (whether or not incorporated) which is under common control with Seller or which is treated as a single employer with Seller under Section 414(b), (c) or (m) of the Code or Section 4001(b) of ERISA.

         "Excluded Assets" shall have the meaning set forth in Section 2.3 hereof.

         "Excluded Employees" shall mean Jeff Rems, Ciron Guerra, Ron Niles, Peter Mellars, Gary Mosberg.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.4(c) hereof.

         "Expenses" shall have the meaning set forth in Section 2.6 hereof.

         "Facilities" shall have the meaning set forth in Section 4.12(a) hereof.

         "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

         "Governmental Approvals" shall mean approvals, permits, qualifications, authorizations, applications, certifications, licenses, franchises, consents, orders, registrations or other approvals of any Regulatory Authority.

         "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material regulated under any Environmental Law, and includes, without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and petroleum compound.

         "Held Payables" shall have the meaning set forth in Section 2.4(a) hereof.

         "Indebtedness" shall mean: (a) any liability for borrowed money (i) evidenced by a note, debenture, bond or other instrument of indebtedness, including any given in connection with the acquisition of property, assets or securities, or (ii) for the payment of rent or other amounts relating to capitalized lease obligations, (b) any liability of others of the nature described in clause (a) which Seller has guaranteed or which is otherwise its legal liability, and (c) any modification, renewal, extension, replacement or refunding of any such liability described in clause (a) or (b).

         "Intellectual Property" shall mean: (a) patents and patent applications, patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, certification marks, trade names, trade dress, domain names, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations and Internet Web sites and the content thereof; and (d) trade secrets and similar proprietary rights.

         "Inventories" shall mean all inventories of Seller, wherever located (including in transit), including all contact lenses and other vision care products sold or distributed by Seller in the ordinary course of the conduct of the Business.

         "IRS" means the Internal Revenue Service.

         "Knowledge" shall mean, with respect to Seller, the actual knowledge of Jeff Saltzman and/or Samantha Camejo after due inquiry of the appropriate personnel.

         "Leases" shall have the meaning set forth in Section 2.2(d) hereof.

         "Liability" shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determinable or otherwise, and whether or not the same is required to be accrued on financial statements in accordance with GAAP.

         "Lien" shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

         "Litigation" shall mean any action, suit, claim, arbitration, litigation, proceeding or investigation (whether in law or equity).

         "Material Adverse Effect" shall mean (a) with respect to any Person, a material adverse effect on such relevant Person's ability to consummate the transactions contemplated by this Agreement, and (b) with respect to Seller, shall also mean any material adverse effect on the business, condition (financial or otherwise), or operations of the Business, taken as a whole, other than those arising from or relating to or as may be a result of the transactions contemplated, and the limitations and restrictions imposed on the Business, by this Agreement.

         "Net Cash Payment" shall mean an amount equal to the Cash Payment, less the Expenses.

         "Notice Period" shall mean with respect to any Resigned Employee the period of time after the Closing Date until the effective date of such Resigned Employee's resignation.

         "Parent" shall mean OptiCare Health Systems, Inc., a Delaware corporation and Buyer's parent entity.

         "Permitted Liens" shall mean (a) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens relating to Transferred Assets, which are expressly assumed by Buyer pursuant to this Agreement; (b) deposits to secure performance under leases which are being assumed by Buyer hereunder; (c) customary landlord's Liens under Leases being assumed by Buyer hereunder; and (d) statutory vendors' Liens to secure payment of obligations relating to the Transferred Assets, which are expressly assumed by Buyer pursuant to this Agreement.

         "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or Regulatory Authority.

         "Plan" shall have the meaning set forth in Section 4.4(b) hereof.

         "Potential Assumed Liabilities" shall mean Liabilities of Seller which are paid, satisfied or discharged prior to the Closing Date which Liabilities, had they not been so paid, satisfied or discharged, would have been Assumed Liabilities hereunder because such Liabilities are reflected on the Assumed Liabilities Register, or because such Liabilities represented an account payable or accrued expense for goods purchased and services received in the normal operation of the Business and incurred from and after the Register Date in the ordinary course of the operation of the Business consistent, in nature and amount, with past practice.

         "Professional Representatives" shall mean Debevoise & Plimpton, Deloitte & Touche Corporate Finance LLC and Alvarez & Marsal, Inc.

         "Purchase Price" shall have the meaning set forth in Section 2.6 hereof.

         "Register Date" shall have the meaning set forth in Section 2.4(a) hereof.

         "Resigned Employees" shall mean those individuals set forth on Schedule 4.10(m) and any other Employee who has given notice of his or her termination of employment on or prior to the Closing Date.

         "Regulatory Authority" shall mean any federal, state, local or other government authority or instrumentality, domestic or foreign, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

         "Seller Agreements" shall have the meaning set forth in Section 4.1 hereof.

         "Senior Credit Agreement" shall mean the Credit Agreement among SOH, Lens Express, Inc., a Delaware corporation, Seller, The Bank of New York, as Administrative Agent, and the other lenders party thereto (the "Lenders"), dated as of June 16, 2000, and all amendments thereto.

         "Shares" shall have the meaning set forth in Section 2.6 hereof.

         "SOH" means Strategic Optical Holdings, Inc., a Delaware corporation and the parent of Seller.

         "SOH Contract" means the Employment Agreement, dated as of July 31, 2001, by and between SOH and Ciro Guerro, as the same may have been amended, supplemented or restated to date.

         "Side Agreement" means the letter agreement to be entered into among Parent and the Lenders, substantially in the form annexed hereto as Exhibit A.

         "Stay Bonuses" shall have the meaning set forth in the definition of "Cash Payment" above.

         "Subsidiary" means Wise/AC Acquisition Corp., a New York corporation.

         "Tax" shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other similar governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

         "Tax Return" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Transferred Assets" shall have the meaning set forth in Section 2.1 hereof.

         "Transferred Contracts" shall have the meaning set forth in Section 2.2(f) hereof.

         "Transferred Employees" shall have the meaning set forth in Section 10.3(a) hereof.

         "Transferred Employee Welfare Plans" shall have the meaning set forth in Section 10.3(c).

         "Viewpoint" shall have the meaning set forth in Section 4.7(a) hereof.

         "WARN" shall have the meaning set forth in Section 10.3(g) hereof.

         "Year-End Financial Statements" shall have the meaning set forth in
Section 4.13 hereof.

         1.2 Interpretation. The headings preceding the text of Articles, Sections, subsections, Exhibits and Schedules included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the terms "including" or "include" shall, in all cases, mean "including, without limitation," and "include, without limitation," respectively. The use of the masculine, feminine or neuter gender herein shall, as applicable, also refer to the other gender(s). Except as the context otherwise requires, the use of the singular form of any term shall also refer to the plural, and vice versa. Unless the context otherwise requires, whenever the terms "hereto," "hereunder," "herein" or "hereof" are used in this Agreement, such terms shall be construed as referring to this Agreement and, except as otherwise indicated, references to "Articles," "Sections," "subsections," "paragraphs," "subparagraphs," "clauses," "Schedules," "Exhibits" and "Recitals" shall be construed as referring to those of this Agreement.

         2. SALE AND TRANSFER OF ASSETS.

         2.1 Agreement to Purchase and Sell. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller on the Closing Date, all of Seller's right, title and interest in and to all real and personal, tangible and intangible, assets and properties (other than the Excluded Assets) owned by Seller (collectively, the "Transferred Assets"), free and clear of all Liens other than Permitted Liens. In addition, subject to the terms and conditions contained in this Agreement, Seller agrees to cause SOH to sell, convey, assign, transfer and deliver to Buyer on the Closing Date all of SOH's right, title and interest in and to the SOH Contract, free and clear of all Liens other than Permitted Liens.

         2.2 Transferred Assets. The Transferred Assets shall include, without limitation:

         (a) Inventory. All of the Inventory of Seller as of the Closing, including raw materials and supplies, work-in-progress, in transit and finished goods;

         (b) Accounts Receivable. All of the Accounts Receivable (and the proceeds thereof) of Seller as of the Closing.

         (c) Equipment. All machinery and equipment, vehicles, software, computers, communication devices, supplies, desks, chairs, tables, furniture, fixtures and all other personal property of Seller, including, without limitation, the items listed on Schedule 2.2(c) hereto;

         (d) Leases. The leases of real and personal property to which Seller is a party and that are set forth on Schedule 2.2(d) (the "Leases");

         (e) Assumed Welfare Plan Contracts. The Assumed Welfare Plan Contracts;

         (f) Contracts. All of Seller's right, title and interest in and to (i) all contracts and agreements to which Seller is a party that are set forth on
Schedule 2.2(f), and (ii) all non-competition, non-solicitation and/or non-disclosure agreements that have been entered into by current or former employees (whether or not such agreements are listed on Schedule 2.2(f)) and all of SOH's right, title and interest in and to the SOH Contract (collectively, with the Leases and the Assumed Welfare Plan Contracts, the "Transferred Contracts");

         (g) Intellectual Property. All of Seller's right, title and interest to Intellectual Property, including, without limitation, the Intellectual Property set forth on Schedule 2.2(g) hereof;

         (h) Approvals. All of Seller's Governmental Approvals to the extent transferable;

         (i) Deposits. All rights of Seller relating to pre-paid deposits and pre-paid expenses, claims for refunds (other than Tax refunds relating to periods prior to the Register Date) and rights to offset in respect thereof;

         (j) Business Records. All lists of customers served by Seller, all records of Accounts Receivable and accounts payable, all original personnel records and other employment-related files (to the extent permitted or required by Applicable Law) relating to the Transferred

Employees, and all other correspondence, data files and business records of Seller which are not described in Section 2.3(b) hereof;

         (k) Insurance Assets. All insurance benefits, including rights and proceeds, arising from or relating to the Transferred Assets or the Assumed Liabilities prior to the Closing, it being understood that Seller's rights under SOH's directors' and officers' liability insurance shall not be considered a Transferred Asset;

         (l) Claims. All claims of Seller against third parties (other than claims against Buyer or its Affiliates that do not arise out of or as a result of this Agreement or any of the other Seller Agreements or any of the transactions contemplated hereby or thereby) relating to the Business or the Transferred Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including, without limitation, all claims against current and former employees for breach of their respective employment agreements or non-competition, non-solicitation and/or non-disclosure agreements, including, without limitation, the Employee Suit;

         (m) Cash. All of Seller's cash and cash equivalents;

         (n) Non-Competition Rights. All of Seller's rights to enforce non-competition, non-solicitation and non-disclosure obligations of current or former employees;

         (o) Bank Accounts. All of Seller's right, title and interest in and to each bank account, money market account, investment account, lock box or safety deposit box used by Seller in the operation of the Business (which bank accounts, lock boxes and/or safety deposit boxes are identified on Schedule 2.2(o) hereto); and

         (p) Goodwill. All goodwill of the Business.

         2.3 Excluded Assets. Notwithstanding anything to the contrary in
Section 2.2 hereof, the Transferred Assets shall not include, and Seller shall not sell, convey, assign, transfer or deliver, any of the following assets and properties of Seller (the "Excluded Assets"):

         (a) the following books and records: any books and records that Seller is required by law to retain (with the exception of personnel files relating to the Transferred Employees, the originals of which shall be provided to Buyer at Closing under Section 2.2(j) above), any Tax Returns, Seller's corporate minute books, any other books and records relating to internal corporate matters, and any other books and records relating to financial relationships with Seller's lenders or Affiliates; provided, that Seller shall provide to Buyer copies of any such books and records to the extent related or necessary to the operation of the Business;

         (b) any rights of Seller with respect to SOH's directors' and officers' liability insurance;

         (c) any claims, rights and interest in and to any (i) net operating losses or any other tax attributes of Seller, and (ii) refunds of any Taxes that were paid by Seller for any taxable period;

         (d) the capital stock of the Subsidiary;

         (e) all rights of Seller pursuant to this Agreement; and

         (f) the Plans.

         2.4 Assumed Liabilities.

         (a) Prior to the date hereof, Seller has delivered to Buyer a register (the "Assumed Liabilities Register"), which indicates, as of December 28, 2002 (the "Register Date"), (i) the amount of, and the payee with respect to, each outstanding account payable of Seller as of such date, and (ii) the aggregate amount of each former account payable of Seller for which a check had been cut but not yet sent, and that had been removed from the books and records of the Company as a liability (the "Held Payables").

         (b) At the Closing, Buyer shall assume and agree to discharge the following obligations and Liabilities of Seller (the "Assumed Liabilities"):

              (i) any Held Payables existing as of the Register Date and listed on the Assumed Liabilities Register in an aggregate amount not to exceed the amount therefor on the Assumed Liabilities Register;

              (ii) any account payable or accrued expense (other than an account payable or accrued expense owed to any stockholder or Affiliate of Seller) incurred on or prior to the Register Date in the ordinary course of the operation of the Business consistent with past practice and listed on the Assumed Liabilities Register, in an aggregate amount thereof not to exceed the amount therefor on the Assumed Liabilities Register;

              (iii) any account payable or accrued expense for goods purchased and services received in the normal operation of the Business incurred from and after the Register Date in the ordinary course of the operation of the Business consistent, in nature and amount, with past practice;

              (iv) any obligation or liability to Seller's customers under written warranties in form and scope substantially similar to the form and scope disclosed to Buyer prior to the date hereof given by Seller to its customers prior to the Closing in the ordinary course of the operation of the Business consistent with past practice;

              (v) any obligation or liability of Seller arising on or after the Register Date under the Transferred Contracts except with respect to any breach or alleged breach thereof by Seller or any of its Affiliates other than obligations and liabilities thereunder to Employees who are not Transferred Employees, which shall be Excluded Liabilities and shall be retained and discharged solely by Seller;

              (vi) any obligation or liability of Seller to any Transferred Employee in respect of wages, health insurance premiums, reimbursable business expenses or other obligation or liability incurred by Seller in good faith arising on or after the Register Date in the ordinary course of the operation of the Business consistent with past practice;

              (vii) payroll or sales Taxes payable by Seller, the liability for which is incurred in the ordinary course of the operation of the Business on or after the Register Date; and

              (viii) any liability of Seller to any Resigned Employee in respect of wages and other amounts owed to such Resigned Employees (including, without limitation, accrued vacation pay (if required by law) and standard benefits) with respect to such Resigned Employees' employment with Seller and the resignation with respect thereto owing in respect of each such Resigned Employee's Notice Period; provided, however, that the obligation to pay wages and to provide standard benefits shall cease with respect to any Resigned Employee after Buyer notifies such Resigned Employee that it no longer desires such Resigned Employee's services.

         (c) Buyer will not assume or have responsibility for any Liability of Seller or the Subsidiary whatsoever other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), which Excluded Liabilities shall expressly, without limitation, include (i) except for the payroll and sales Taxes referred to in 2.4(b)(vii) above, any Liability of Seller or the Subsidiary for Taxes and any Liability of Seller for the unpaid Taxes of any Person (other than Seller and the Subsidiary) under Regulation (section) 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (ii) any Liability relating to or arising under any Employee Benefit Plan ever sponsored or maintained by or contributed to by Seller or an ERISA Affiliate of Seller, (iii) any Liability to any Employee who is not a Transferred Employee, including, without limitation, any accrued bonus, severance or other liability paid, owed or owing to any current or former employee of Seller or any Affiliate of Seller other than Transferred Employees, (iv) except for Assumed Liabilities, any Liability relating to the conduct or action of any present or former Employee of Seller or any Affiliate prior to the Closing, including, but not limited to, any claims relating to or arising out of the employment of the Employees by Seller,
(v) any Liability relating to or arising from security measures undertaken out of the ordinary course of the conduct of the Business, (vi) any Liability paid, owed or owing to Professional Representatives in respect of services, including, without limitation, those services relating to the transactions contemplated by this Agreement or the other Seller Agreements, and (vii) any Liability relating to the Stay Bonuses. All Excluded Liabilities shall be retained and discharged solely by the Seller.

         2.5 Transfer of Assets and Assumption of Assumed Liabilities.

         (a) At the Closing, the sale, conveyance, assignment, transfer and delivery of the Transferred Assets shall be effected pursuant to a bill of sale and assignment substantially in the form of Exhibit B attached hereto (the "Bill of Sale").

         (b) At the Closing, the assignment and assumption of the Transferred Contracts shall be effected pursuant to an assignment and assumption agreement in the form of Exhibit C attached hereto (the "Contract Assignment") and such other documents and instruments as may be necessary in order to effect Seller's assignment to Buyer, and Buyer's assumption, of the Transferred Contracts.

         (c) At the Closing, the transfer of the domain names listed on Schedule 2.2(g) pursuant to Domain Name Transfer Agreement, in the form of Exhibit D attached hereto (the "Domain Name Assignment").

         (d) At the Closing, the assignment and assumption of the Assumed Liabilities shall be effected pursuant to an assignment and assumption agreement in the form of Exhibit E attached hereto (the "Assumption Agreement") and such other documents and instruments as may be necessary in order to effect Seller's assignment to Buyer, and Buyer's assumption, of the Assumed Liabilities.

         (e) At the Closing, Seller shall execute such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer in connection with the transfer of the Transferred Assets to, and the assumption of the Assumed Liabilities by, Buyer.

         2.6 Purchase Price. Subject to the last sentence of this Section 2.6 and the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Transferred Assets, at the Closing: (a) Buyer shall assume the Assumed Liabilities; (b) at the request and direction of Seller, Buyer shall pay an aggregate amount equal to the Cash Payment, by wire transfer in immediately available U.S. funds, as follows: (i) to one or more Professional Representatives such amount or amounts (collectively, the "Expenses") as Seller may in writing direct; and (ii) to The Bank of New York ("BONY"), as Administrative Agent for Seller pursuant to a Collateral Disposition Agreement to be entered into among Seller, BONY and SOH (the "Collateral Disposition Agreement"), an amount equal to the Net Cash Payment; and (c) the request and direction and for the benefit of Seller, Buyer shall cause Parent to issue to the Lenders, in accordance with Schedule 3.3(d), an aggregate of 750,000 shares (the "Shares") of common stock of Parent (collectively, the "Purchase Price").

         2.7 Allocation of the Purchase Price. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Transferred Assets in the manner directed by Buyer after Closing (the "Allocation Schedule"). Buyer and Seller each agree (a) to reflect the Transferred Assets on their respective books for tax reporting purposes in accordance with the Allocation Schedule, (b) to file all Tax Returns and determine all Taxes (including, without limitation, for purposes of Section 1060 of the Code) in accordance with and based upon the Allocation Schedule, and (c) not to take any position inconsistent with such Allocation Schedule in any audit or judicial or administrative proceeding or otherwise.

         2.8 Consent of Third Parties. This Agreement shall not constitute an agreement to transfer, convey or assign any Governmental Approval or Transferred Contract, if a transfer, conveyance or assignment, or an attempt to make a transfer, conveyance or assignment of such Governmental Approval or Transferred Contract, without the consent or approval of a third party (including any Regulatory Authority) would constitute a breach or violation thereof or in any way adversely affect the rights of the transferee, conveyee or assignee thereof until such consent is obtained. Seller and Buyer shall cooperate with each other to effect any reasonable arrangement designed to provide Buyer the benefit of, and to permit it to assume the liabilities and obligations under, any Governmental Approval or Transferred Contract, for which the consent to such transfer hereunder is not obtained prior to the Closing. Nothing contained herein shall limit or restrict Buyer's right to require that any and all consents or approvals necessary for the sale, conveyance, assignment, transfer and delivery of any Transferred Asset be obtained as a condition precedent to the Closing pursuant to Section 8.3 hereof.

         3. THE CLOSING.

         3.1 The Closing. The consummation of the transaction provided for in this Agreement (the "Closing") shall take place (a) at the offices of Buyer's special counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, at 10:00 a.m., Eastern time, on February 7, 2003, or (b) at such other place, time or date as Seller and Buyer shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date." The Closing shall be deemed effective as of the close of business on the Closing Date.

         3.2 Seller's Deliverables. At the Closing, in addition to the deliveries set forth in Section 2, Seller shall deliver, or cause to be delivered, to Buyer the following:

         (a) certified copies of resolutions, duly adopted by Seller's Board of Directors and stockholders, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the other Seller Agreements, the consummation of the transactions contemplated hereby and thereby, and ratification of all prior acts and agreements;

         (b) the Bill of Sale duly executed by Seller;

         (c) the Contract Assignment duly executed by Seller;

         (d) the Domain Name Assignment duly executed by Seller;

         (e) satisfactory evidence of the granting of all third party consents and approvals listed in Schedule 3.2(d);

         (f) all necessary documentation for the release and discharge of any registered or other Liens against any of the Transferred Assets (other than Permitted Liens);

         (g) a receipt for payment of the Cash Payment;

         (h) a receipt for the Shares;

         (i) all tangible property included in the Transferred Assets;

         (j) all Tax good standing and other clearance certificates or similar documents which are reasonably requested by Buyer or its counsel or which are required by any Tax authority;

         (k) the Assumption Agreement duly executed by Seller;

         (l) the SOH Assignment Agreement executed by SOH;

         (m) the Side Agreement duly executed by each of the Lenders; and

         (n) such other duly executed documents, instruments, and certificates as may be necessary or appropriate to be delivered by Seller pursuant to the terms of this Agreement, including, without limitation, any such document, instrument or certificate requested by Buyer pursuant to Section 2.5(d) hereof.

         3.3 Buyer's Deliverables. At the Closing, in addition to the payments and deliveries set forth in Section 2, Buyer shall deliver to Seller the following:

         (a) certified copies of resolutions, duly adopted by Buyer's Board of Directors, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby;

         (b) the Contract Assignment duly executed by Buyer;

         (c) the Assumption Agreement duly executed by Buyer;

         (d) the Cash Payment;

         (e) stock certificates, registered in the names and representing the number of Shares set forth on Schedule 3.3(d) hereto;

         (f) the Side Agreement duly executed by Parent; and

         (g) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Buyer pursuant to this Agreement.

         3.4 Further Assurances. After the Closing Date, Seller and Buyer shall use reasonable commercial efforts from time to time to execute and deliver at the request of the other party such additional documents and instruments as may be required to carry out the intent of this Agreement and the transactions contemplated hereby.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Buyer, except, in all cases, as set forth in the disclosure schedules attached hereto and delivered to Buyer on or prior to the date of execution of this Agreement, as follows:

         4.1 Corporate Status. Seller is duly incorporated, validly existing and in good standing as a corporation under the laws of the state of New York with full power and authority to conduct the Business as it is now being conducted, to own and use the properties and assets that it purports to own and use and to perform all of its obligations under this Agreement and each other document, instrument, certificate and agreement to be executed and delivered in connection herewith (collectively, the "Seller Agreements"). Seller is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 4.1(a), such jurisdictions being the only jurisdictions in which the nature of the Business or the character of the properties owned or leased by the Seller requires such licensing or qualification.

         4.2 Corporate Authority. Seller has all necessary corporate authority to execute and deliver this Agreement and each of the other Seller Agreements and to consummate the transactions contemplated hereby and thereby. All corporate (including stockholder) actions and proceedings necessary to be taken by or on the part of Seller and its Affiliates in connection with this Agreement and each of the other Seller Agreements and the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement has been duly and validly executed by Seller and constitutes, and upon execution and delivery thereof by Seller of each of the other Seller Agreements which will be duly and validly executed by Seller and will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         4.3 Non-Contravention, Approvals and Consents. Except as set forth in
Schedule 4.3, neither the execution and delivery by Seller of this Agreement or any of the other Seller Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, is an event that, of itself, or with the giving of notice or passage of time or both, will (a) conflict with any organizational documents of Seller, (b) violate, conflict with, result in the breach of or default under (or with notice, lapse of time, or both, would result in such a breach or default), result in any modification of the effect of, provide the other contracting party with the right to terminate or amend, or require the other contracting party to consent to the assignment or continuation of, any contract or other agreement to which Seller is a party or to which Seller or any Transferred Asset is bound or subject, (c) result in or require the creation or imposition of any Liens on any Transferred Asset, except for Permitted Liens or Liens created by Buyer, (d) cause Buyer to become subject to, or to become liable for the payment of any Tax other than payroll or sales Taxes assumed pursuant to Section 2.4(b)(vii), (e) violate any order or decree of any court or administrative agency against or binding upon Seller or applicable to the Transferred Assets, (f) violate any agreement with, or condition imposed by, any Governmental Authority upon Seller, (g) violate any Applicable Law, or (g) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any Permit utilized in the operation of the Business.

         4.4 Employees; Employee Benefit Plans.

         (a) Schedule 4.4(a) lists the name, title, visa status, years of service, accrued but untaken vacation, and salary or wage (as applicable) of each Employee of Seller as of the date hereof.

         (b) Schedule 4.4(b) lists each Employee Benefit Plan established, maintained or contributed to by Seller, or under which Seller has any liability to make contributions, that provides benefits or compensation in respect of any Employee or former employee of Seller or the beneficiaries or dependents of any such Employee or former employee or under which any Employee or former employee is or may become eligible to participate or derive a benefit (individually a "Plan" and collectively, the "Plans"). With respect to each Plan, Seller has provided Buyer complete and correct copies of: (i) the plan document for such Plan and all amendments and modifications to any such document and (ii) to the extent applicable to such

Plan, the most recent IRS determination letter and all material communications received from or sent to the IRS or the Department of Labor concerning the Plan.

         (c) Each Plan is in material compliance with Applicable Law and has been and currently is administered and operated in accordance with its terms. With respect to the Plans associated with the Assumed Welfare Plan Contracts, the Seller has complied with its obligations under Section 4980B of the Code. Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to Seller's Knowledge no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

         (d) Except as provided in Schedule 4.4(d), none of the Plans provides benefits with respect to current or former employees, officers, or directors (or their beneficiaries) of Seller beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by Section 4980B of the Code, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by section 3(2) of ERISA), or (iii) benefits, the full cost of which is borne by such current or former employees, officers, directors, or beneficiaries.

         (e) No Employee Benefit Plan sponsored by Seller or an ERISA Affiliate is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA or a "multiple employer plan" as addressed in section 4063 or 4064 of ERISA. No Employee Benefit Plan sponsored by Seller or an ERISA Affiliate, now, or has been within the preceding six years, subject to Title IV of ERISA. Neither Seller, nor any entity required to be aggregated with Seller for purposes of section 4001(b) of ERISA has, during the past six years, maintained, contributed to, or had any liability for any employee pension benefit plan that is or has been subject to Title IV of ERISA.

         (f) The consummation of the transactions contemplated by this Agreement and the other Seller Agreements will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due under a Transferred Contract, Assumed Welfare Plan Contract or oral arrangement to any current or former director, officer, employee or consultant of the Seller or any ERISA Affiliate, (ii) any increase in the amount of salary or wages payable to any director, officer, employee or consultant of the Seller or any ERISA Affiliate, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation payable to any director, officer, employee or consultant of Seller or any ERISA Affiliate.

         4.5 Litigation. There is no Litigation pending or, to Seller's Knowledge, threatened, against Seller, or any Affiliate of Seller that (a) questions the validity of this Agreement or any other Seller Agreement, or any action taken, or to be taken, by Seller in connection with this Agreement or other Seller Agreements, or (b) involves the Business or any Transferred Asset. There are no outstanding orders, writs, judgments, injunctions or decrees of any Governmental Authority involving or affecting Seller. Other than Litigation initiated by Seller against Barry Weisfeld and Jeffrey Rems (the "Employee Suit"), there is no action or suit by the Seller or its Affiliates pending or threatened against others.

         4.6 Brokers. There is no investment banker, broker or finder or other Person retained by Seller who would have a valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transaction contemplated hereby.

         4.7 Intellectual Property.

         (a) Seller owns or possesses sufficient legal rights to all Intellectual Property used in connection with the Business (all of which is described on Schedule 2.2(g) (the "Intellectual Property Assets")) without any conflict with, or infringement of, the rights of others. Without limiting the generality of the foregoing, (i) all rights, title and interest in and to the software, documentation and other materials produced by Viewpoint Technologies, Inc. ("Viewpoint") pursuant to that certain Services and Software Licensing Agreement between Viewpoint and Seller, dated as of November 21, 1994, are the sole and exclusive property of Seller, are included among the Transferred Assets, and have not been licensed, sold or otherwise transferred, in whole or in part, to any other person, and (ii) the licenses to all third party software licensed to Seller pursuant to the aforementioned Services and Software Licensing Agreement are effective, current and fully enforceable in accordance with their terms. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Assets, other than end-user licenses or agreements entered into in the ordinary course of business, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, other than end user licenses entered into in the ordinary course of business. To the Knowledge of Seller, no third party is infringing or violating any of the Intellectual Property Assets. To the Knowledge of Seller, the conduct of the Business as currently conducted does not infringe or violate any rights of any other Person or entity and no allegation of any such infringement or violation has been made. The Intellectual Property Assets that are registrable have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or United States Copyright Office, as applicable, and are listed on Schedule 4.7(a) hereto. To the Knowledge of Seller, the Intellectual Property Assets are valid and enforceable and there exists no prior act or omission or current conduct or use by Seller, any Affiliate of Seller or any third party that would invalidate, reduce or eliminate the enforceability or scope of any Intellectual Property Asset. To the Knowledge of Seller, no Intellectual Property Asset is subject to any outstanding injunction, judgment, order or settlement. Notwithstanding the other provisions of this Section 4.7, no representation or warranty is made with respect to readily available, "off-the-shelf" software programs, except that Seller owns or possesses sufficient legal rights to utilize all such software in the manner in which it is utilized in the Business.

         (b) Schedule 4.7(b) contains a complete and correct list of all computer software used in the Business, indicating, for each software program, whether Seller licenses such software program or owns such software program and, in the case of each licensed software program, the service release level and/or version. Each license in respect of the computer software programs used by Seller is in full force and effect and is validly existing for each user of such program.

         4.8 Agreements.

         (a) The Transferred Contracts set forth on Schedule 2.2(f) are all the agreements, understandings, instruments, contracts, commitments or proposed transactions (whether written or oral) that are material to the Business and to which Seller or any Affiliate of Seller is a party or by which Seller, the Business or any of the Transferred Assets is otherwise bound, other than the Senior Credit Agreement and the agreements related thereto. True and correct copies of each written Transferred Contract and a complete written description of each oral Transferred Contract, including, in each case, each amendment, supplement, exhibit or schedule thereto, have been delivered to Buyer prior to the date hereof.

         (b) Each Transferred Contract is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other signatories thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies. Seller has performed in all material respects all obligations required to be performed by it under each Transferred Contract and neither Seller nor, to Seller's Knowledge, any third party, is in default under any Transferred Contract. In addition, no event has occurred which, with the lapse of time or action by a third party could result in a default by Seller, or, to Seller's Knowledge, by any other party thereto, under any Transferred Contract. The Seller has not received any communication or written correspondence from a third party with respect to a dispute under any Transferred Contract. Except as set forth on Schedule 4.3, no consent of, or notice to, any third party is required under any Transferred Contract as a result of the transactions contemplated by this Agreement and the other Seller Agreements. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to Seller under any Transferred Contract or any terms of any Transferred Contract.

         4.9 Tax Matters.

         (a) Filing of Tax Returns and Payment of Taxes. Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes that have become due and payable by Seller have been timely paid. Seller represents that it shall not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the date hereof in an amount that exceeds the corresponding accrual therefor separately identified in Schedule 4.9(a) hereto, if any, as reflected in the Seller's accounting records.

         (b) Delivery of Tax Returns and Information Regarding Audits. Seller has delivered to Buyer true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after October 31, 1999, and has delivered or made available to Buyer all relevant documents and information with respect thereto. Schedule 4.9(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit. Seller has delivered, or made available to Buyer, copies of the examination reports, statements of deficiencies or similar items with respect to such audits. Except as set forth on Schedule 4.9(b), no deficiency or proposed adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against Seller (including, deficiencies which have been paid, settled or are currently being contested) and, to Seller's Knowledge, no undisclosed deficiencies are expected to be asserted with respect to any audit or otherwise.

         (c) Liens. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of Seller, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Lien.

         (d) Extensions to Statute of Limitations for Assessment of Taxes. Seller has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.

         (e) Extensions of the Time for Filing Tax Returns. Except as set forth in Schedule 4.9, Seller has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the date hereof.

         (f) No Failures to File Tax Returns. No claim has ever been made by a Taxing authority in a jurisdiction where Seller does not pay Tax or file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction.

         (g) Tax Sharing, Allocation, or Indemnity Agreements. Seller is not a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

         (h) Withholding Taxes. Seller has timely withheld, deducted or collected and timely paid all Taxes to the proper Governmental Authority which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

         (i) Other Persons. Seller (i) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law), and (ii) has no liability for the Taxes of any person (other than itself and its Subsidiary) (x) under Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign law), (y) as transferee or successor, or (z) by contract or indemnity or otherwise.

         (j) Rulings. There are no outstanding rulings of, or requests for rulings by, any Taxing authority addressed to Seller that are, or if issued would be, binding on Seller.

         (k) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Financial Statements are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes. There is no proposed tax assessment or deficiency against Seller except as disclosed in the Financial Statements.

         4.10 Absence of Changes. Since October 31, 2002, Seller has conducted the Business in the ordinary course consistent with past practice and, other than in connection with the transactions contemplated by this Agreement or reflected in the schedules hereto and subject, in each case, to the limitations and restrictions otherwise imposed on Seller under this Agreement, Seller has not:

         (a) incurred Indebtedness other than (i) trade debt incurred in the ordinary course of the conduct of the Business consistent in nature and amount with past practice, (ii) pursuant to the Senior Credit Agreement, or (iii) as reflected on the Balance Sheet;

         (b) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Liens in connection with the Senior Credit Agreement (which Lien will be released at the Closing) or Permitted Liens;

         (c) made any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

         (d) sold, leased or otherwise disposed of any property or asset, other than Inventory in the ordinary course of business;

         (e) canceled, waived or forgiven any debts, claims or rights;

         (f) entered into any contract or commitment (i) outside the ordinary course of conduct of the Business, or (ii) involving in excess of $25,000;

         (g) increased any bonus, salary or other compensation payable to any director, officer, or employee, other than increases which were made in connection with annual reviews consistent with past practice which are set forth on Schedule 4.10(g);

         (h) adopted, or amended or increased the payments to or benefits under, any Assumed Welfare Plan Contract or Transferred Contract that is an employment agreement;

         (i) sustained any damage or destruction or loss of any material Transferred Asset (other than ordinary wear and tear);

         (j) except as set forth in Schedule 4.10(j), terminated or received a notice of termination of any agreement, understanding, instrument, contract, commitment or proposed transaction, including any Transferred Contract;

         (k) received any notice from any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

         (l) except as set forth in Schedule 4.10(l), hired, fired or amended the material employment terms (including severance or similar obligations) of any officer or employee (other than such hirings, firings or amendments which have been disclosed and which were made in connection with annual reviews consistent with past practice);

         (m) received any notice from any officer or employee (other than those individuals listed on Schedule 4.10(m)) of an intention to terminate his or her employment with the Company;

         (n) initiated any Litigation or settled any Litigation other than the Employee Suit;

         (o) entered into a transaction with any officer, director, employee, shareholder or any Affiliate thereof (other than an employment arrangement);

         (p) declared or paid any dividend or distribution on, or purchased, redeemed, or retired any shares of capital stock or other security;

         (q) incurred any expense or made any capital expenditure out of the ordinary course of business consistent in nature and amount with past practice;

         (r) conducted the Business in any way inconsistent with the ordinary course of Business, consistent with past practice; or

         (s) agreed to do any of the foregoing.

         4.11 Insurance.

         (a) Schedule 4.11(a) sets forth a complete and correct list, as of the date hereof, of the policies of insurance currently maintained by Seller. Seller has previously delivered to Buyer true copies of all such insurance policies, as well as a summary of the loss experience under each such policy for the current policy year and each of the three preceding years.

         (b) Schedule 4.11(b) describes (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder, (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the Business; and (iii) any obligations of Seller to provide insurance coverage to third parties (for example, under leases) and identifies the policy under which such coverage is provided.

         (c) All policies of insurance to which Seller is a party or that provide coverage to Seller (i) are in full force and effect and (ii) are sufficient for compliance with all Applicable Laws and under each contract and agreement to which Seller is a party or by which the Transferred Assets are bound.

         (d) Seller has not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. Seller has paid all premiums due, and has otherwise performed all of its obligations under each policy of insurance to which it is a party or that provides coverage to Seller. Seller has given notice to the insurer of all claims of which it has Knowledge that may be insured thereby.

         4.12 Real Property, Personal Property; Title to and Condition of
Assets.

         (a) The Leases are the sole leases with respect to real property used or leased by Seller (such real property, the "Facilities"). The Seller does not own any real property. Seller has made available to Buyer correct and complete copies of the Leases. Seller enjoys peaceful and undisturbed possession under the Leases.

         (b) Schedule 2.2(c) lists all personal property of Seller. Each such item of personal property is in the possession of Seller, is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of the conduct of the

Business. No item of personal property listed on Schedule 2.2(c) is in need of repair or replacement other than as part of routine maintenance in the ordinary course of conduct of the Business.

         (c) Seller owns or has the lawful right to all assets, properties and rights which are used in the conduct of the Business as currently conducted, all of such assets, properties and rights are included in the Transferred Assets (except to the extent expressly included in the Excluded Assets), and such ownership or rights are held free and clear of all Liens, except for (i) the Lien in connection with the Senior Credit Agreement (which Lien will be released at the Closing), and (ii) Permitted Liens. Subject to such Liens, this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in Buyer good title to all of the Transferred Assets, other than certain leasehold or license interests listed on Schedule 2.2(e), free and clear of any Liens other than Permitted Liens. Without limiting the foregoing, the Subsidiary does not own or have rights to any of the assets, properties or rights which have been used, or reasonably could be used, in the conduct of the Business.

         4.13 Financial Statements; Cash and Cash Equivalents.

         (a) Attached as Schedule 4.13 is true and complete copy of (i) the audited consolidated balance sheet and the related consolidated statements of operations, shareholders' equity and cash flows of Seller and the Subsidiary, as of and for the period ending October 31, 2002 (collectively, the "Year-End Financial Statements"), and (ii) the unaudited interim balance sheet (the "Balance Sheet") and the related statements of income of Seller, as of and for the period ending December 27, 2002 (collectively, the "12/27 Financial Statements" and, together with the Year-End Financial Statements, the "Financial Statements").

         (b) The Financial Statements (i) are derived from the books and records of Seller, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto), and (iii) fairly present the financial position and the results of operations of Seller and the Subsidiary on a consolidated basis as of and for the periods covered thereby (subject to normal year-end adjustments in the case of any unaudited interim financial statements) and except that the interim financial statements do not include complete footnotes required by GAAP.

         (c) Seller represents, warrants and agrees that Seller has not, and prior to the Closing shall not, pay or distribute to any Person or otherwise use for any purpose whatsoever any of the cash and cash equivalents, however and wherever held, on December 27, 2002 or received subsequent thereto to any Person or for any purpose whatsoever other than to pay, satisfy or discharge a Potential Assumed Liability or to pay the amounts referenced in (A) - (F) in the definition of "Cash Payment" above. Additionally, Seller has disclosed to Buyer a record of each check which has been cut and not yet cleared.

         4.14 Compliance with Laws.

         (a) The conduct of the Business as currently conducted does not violate, breach, constitute a default under, or conflict with any Applicable Law. Except as would not reasonably be expected to cause or result in a Material Adverse Effect, at no time has the conduct of the

Business violated, breached, constituted a default under, or conflicted with any Applicable Law. Set forth on Schedule 4.14 is a list of all Governmental Approvals necessary for or otherwise used by Seller in the conduct of the Business, all of which (a) are included in the Transferred Assets (except to the extent noted on Schedule 4.14), and (b) are in full force and effect.

         (b) Seller has never received, directly or indirectly, any reimbursement for its products or services from any government agency, including, but not limited to, Medicare or Medicaid.

         4.15 Environmental Compliance.

         (a) Seller currently holds all the permits, licenses and approvals of Regulatory Authorities required under any applicable Environmental Law necessary for the current use, occupancy or operation of its respective properties and assets (the "Environmental Permits") and is in compliance in all material respects with all such Environmental Permits. Seller is in compliance in all material respects with all applicable Environmental Laws.

         (b) Seller has not received any claim, demand, notice or complaint alleging violation of, or liability under, any Environmental Law.

         (c) There are no Environmental Claims pending or, to Seller's Knowledge, threatened, against Seller or any of Seller's properties.

         (d) As of the date hereof, to Seller's Knowledge, there has not been any Environmental Condition or any other event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with the terms of any Environmental Permit or which could give rise to any common law liability or liability pursuant to any Environmental Law or otherwise form the basis of any Environmental Claim or Litigation.

         (e) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligation for site investigation or cleanup, or notification or consent of Regulatory Authorities or third parties pursuant to any property transfer law or any Environmental Law.

         4.16 Labor Matters, etc.

         (a) Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of Seller. Since January 1, 2002, there has not occurred or, to the Knowledge of Seller, been threatened any strike, material slowdown, picketing, work stoppage or material concerted refusal to work overtime with respect to any Employees. Seller has materially complied with all provisions of Applicable Law pertaining to the employment of Employees, including, without limitation, all such Applicable Laws relating to the payment of wages, labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts. Except as set forth on Schedule 2.4(b), no employment claims have been asserted in writing or, to the Knowledge of Seller, threatened against Seller.

         (b) Other than Liabilities (i) for due and accrued salary or wages incurred in the ordinary course of business, (ii) under the Plans, (iii) under the severance arrangements disclosed in Schedule 4.4(d), or (iv) under any Transferred Contract, there are no agreements, understandings, instruments, contracts or commitments (whether written or oral) between Seller or any Affiliate and an Employee that relate to the Employees' employment with Seller.

         4.17 Books and Records. The books of account and other financial records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

         4.18 Accounts Receivable. Schedule 4.18 contains a complete and accurate list of all Accounts Receivable as of December 27, 2002, which list sets forth the aging of each such Accounts Receivable. All such Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of the conduct of the Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are, or will be, as of the Closing Date current and, to the Seller's Knowledge, collectible net of the respective reserves shown on the Balance Sheet (or, with respect to Accounts Receivable created after December 27, 2002, on Schedule 4.18 hereto). Such reserves are reasonable and adequate and have been calculated consistent with past practice and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of conduct of the Business, under any contract or commitment with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

         4.19 Inventories. All items included in the Inventories consist of a quality and quantity usable and saleable, in the ordinary course of the conduct of the Business. Seller is not in possession of any Inventory not owned by Seller, including goods already sold. Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the ordinary course of the conduct of the Business at a cost not exceeding market prices prevailing at the time of purchase.

         4.20 No Undisclosed Liabilities. Except as set forth on Schedule 4.20, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred since December 27, 2002 in the ordinary course of the conduct of the Business, consistent in nature and amount with past practice.

         4.21 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstances exists that may result in such a material adverse change.

         4.22 Affiliated Transactions. Schedule 4.22 is a complete and correct description of all current agreements, arrangements and understandings, between or among Seller, on the one hand, and any officer, director, employee or stockholder of Seller or any of their respective Affiliates, on the other hand.

         4.23 Customers and Suppliers.

         (a) Seller has delivered to Buyer a complete and correct list of all customers to whom Seller has sold Inventory during the last 12 months, indicating, for each such customer, the aggregate amount of Inventory sold during such period and, with respect to each currently outstanding contract or purchase order between Seller and such customers, the type and aggregate amount of Inventory ordered and the date by which such Inventory is to be delivered to such customer. Schedule 4.23(a) contains a complete and correct list of Seller's top 100 customers (based on amount of Inventory sold during the last 12 months).

         (b) Seller has delivered to Buyer a complete and correct list of all of the suppliers from whom Seller has purchased Inventory during the last 12 months, indicating, for each such supplier, the aggregate amount of Inventory purchased during such period and, with respect to each currently outstanding contract or purchase order between Seller and such suppliers, the aggregate amount of Inventory ordered and the date by which such Inventory is expected to be received by Seller. Schedule 4.23(b) contains a complete and correct list of Seller's top thirty-three suppliers (based on amount of Inventory purchased during the last 12 months).

         4.24 Discounts and Rebates.

         (a) Set forth on Schedule 4.24(a) is a description of (i) the material terms of all return, markdown, credit, rebate, promotion, discount, co-op advertising and other similar programs or allowances currently offered to any customer of Seller, and (ii) the amount of the reserve established by Seller regarding the items described in clause (i).

         (b) Set forth on Schedule 4.24(b) is a description of the material terms of all return, markdown, credit, rebate, promotion, discount, co-op advertising and other similar programs or allowances currently offered to Seller by any supplier of Inventory.

         4.25 Warranties. Seller has disclosed to Buyer all express warranties made by Seller to its customers in the ordinary course of the conduct of the Business and has delivered to Buyer copies of any such written warranties.

         4.26 Limitation on Representations and Warranties. Except as otherwise expressly set forth in this Section 4, Seller makes no representations or warranties. Without limiting the generality of the foregoing, Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof); or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors except as expressly covered by a representation and warranty contained in Section 4. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING ANY OF THE TRANSFERRED ASSETS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT BUYER TAKES THE ASSETS OF SELLER "AS IS" AND "WHERE IS." The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer, hereby represents and warrants to Seller as set forth below in this Section 5.

         5.1 Corporate Status. Buyer is duly incorporated, validly existing and in good standing as a corporation under the laws of the state of Delaware. Buyer has the requisite power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted.

         5.2 Corporate Authority. Buyer has all necessary corporate authority to execute and deliver this Agreement and each of the other each other document, instrument, certificate and agreement to be executed and delivered in connection herewith (collectively, the "Buyer Agreements") and to consummate the transactions contemplated hereby and thereby. All corporate actions and proceedings necessary to be taken on the part of Buyer in connection with this Agreement and each of the other Buyer Agreements and the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Buyer and constitutes and, upon execution and delivery thereof by Buyer, each of the other Buyer Agreements will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         5.3 Non-Contravention, Approvals and Consents. Neither the execution and delivery by Buyer of this Agreement or any of the other Buyer Agreements, nor the consummation by Buyer of the transactions contemplated hereby or thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (a) conflict with any of the organizational documents of Buyer,
(b) constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material mortgage, indenture, lease, contract, agreement or instrument to which Buyer is a party or by which Buyer is bound, or result in the creation of any material Liens upon any of Buyer's assets, or (c) violate any material judgment, decree, order, statute, rule or regulation applicable to Buyer, except, in the case of clauses (b) and (c) above, for violations, conflicts, breaches, defaults or Liens which, either individually or in the aggregate, would not have a Material Adverse Effect.

         5.4 Brokers. There is no investment banker, broker or finder or other Person retained by Buyer or any of its Affiliate who would have a valid claim against Seller or any of its Affiliates for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

         5.5 Litigation. Except as set forth on Schedule 5.5 hereof, there is no Litigation pending or, to Buyer's knowledge, threatened, against Buyer, or any other Affiliate of Buyer that questions the validity of this Agreement or any other Buyer Agreement, or any action taken, or to be taken, by Buyer in connection with this Agreement or the other Buyer Agreements.

         5.6 Availability of Funds. Buyer has, and on the Closing Date Buyer will have, sufficient funds available to enable it to pay the Cash Payment pursuant to the terms of this Agreement. Buyer acknowledges that its respective obligations under this Agreement are not subject to any condition regarding Buyer's ability to obtain funding for the consummation of the transactions contemplated hereby.

         5.7 Limitation on Representations and Warranties. Except as otherwise expressly set forth herein, Buyer makes no representations or warranties.

         6. INTERIM COVENANTS OF SELLER. From the date of this Agreement until the completion of the Closing, subject to the requirements of Applicable Law and Regulatory Authorities, Seller shall comply with the covenants set forth in this
Article 6.

         6.1 Operation of the Business. Seller shall continue to carry on its business in the usual and ordinary course and consistent with recent practices in compliance in all material respects with Applicable Laws and will use reasonable commercial efforts to preserve its business, operations and the goodwill of its customers, employees and others having business relations with it. Without limiting the generality of the foregoing, without the prior written consent of Buyer, Seller shall not take any action that, if taken prior to the date of this Agreement and not disclosed hereunder, would cause any of the representations and warranties of Seller in Section 4.10 hereof ("Absence of Changes") to be untrue in any respect.

         6.2 Access to Facilities, Files and Records. Seller will give or cause to be given to the officers, employees, accountants, counsel and authorized representatives of Buyer (a) reasonable access during normal business hours to the management personnel, property, contracts and other books and records and files relating to the Business, and (b) all such other information relating to the transaction contemplated by this Agreement as Buyer may reasonably request, and shall otherwise cooperate and assist with Buyer's investigation of the properties, assets, liabilities and financial condition of Seller; provided that Seller shall not be required to permit such access or provide such information to the extent it would unreasonably interfere with its business; jeopardize any relationship with a customer of the business; jeopardize any attorney-client privilege of Seller; or contravene any Applicable Law; in each case in the reasonable judgment of Seller.

         6.3 Notice of Proceedings. Seller will promptly notify Buyer in writing upon (a) becoming aware of any order or decree or any complaint praying for any order or decree restraining or enjoining the consummation of the transactions contemplated hereby, or (b) receiving any notice from any court or any Regulatory Authority of its intention (i) to institute a suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby, or
(ii) to nullify or render ineffective this Agreement.

         6.4 Reasonable Commercial Efforts. Subject to the terms of this Agreement, Seller agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under Applicable Laws to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise enable consummation of the transaction contemplated hereby, including satisfaction of the conditions set forth in Section 8 hereof.

         6.5 Notification of Certain Matters. Seller shall give prompt notice to Buyer of any fact, event or circumstance known to it that (a) is reasonably likely to result in any Material Adverse Effect, or (b) would cause or constitute a breach of any of the representations, warranties, covenants or agreements of Seller contained herein.

         6.6 Change of Name. Prior to the Closing, Seller will cause its corporate name and the corporate name of the Subsidiary to be changed such that they do not include and bear no resemblance to the name "Wise" or any other trademark, tradename or service mark included in the Intellectual Property.

         7. INTERIM COVENANTS OF BUYER. From the date of this Agreement until the completion of the Closing, subject to the requirements of Applicable Law and Regulatory Authorities, Buyer shall comply with the covenants set forth in this
Article 7.

         7.1 Application for Regulatory Consent and Licenses. To the extent that Buyer requires any license or other approvals, consents or authorizations from, or is required to give or make any notices to or filings with respect to, any Regulatory Authority in connection with the consummation of the transaction contemplated by this Agreement or to permit Buyer to conduct the Business from and after the Closing Date as promptly as practicable after the date of this Agreement, Buyer will file all requisite applications and make all other requisite filings with the appropriate Regulatory Authorities. Buyer will use all commercially reasonable efforts to expedite the preparation of such regulatory and license applications and filings and to prosecute same. Buyer will promptly provide Seller with copies of any application, amendment, pleading, notice, order, request for additional information or other document filed by it or served on it relating to such applications.

         7.2 Notice of Proceedings. Buyer will promptly notify Seller in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereby, or (b) receiving any notice from any court or Regulatory Authority of its intention (i) to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated hereby, or (ii) to nullify or render ineffective this Agreement.

         7.3 Reasonable Commercial Efforts. Subject to the terms of this Agreement, Buyer agrees to use all reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under Applicable Laws to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise enable consummation of the transactions contemplated hereby, including satisfaction of the conditions set forth in Section 9 hereof.

         7.4 Notification of Certain Matters. Buyer shall give prompt notice to Seller of any fact, event or circumstance known to it that (i) is reasonably likely to result in any Material Adverse Effect as to Buyer, or (ii) would cause or constitute a breach of any Buyer's representations, warranties, covenants or agreements contained herein.

         8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligations of Buyer under this Agreement are subject to the fulfillment (or waiver by Buyer) of the following conditions prior to or at the Closing Date.

         8.1 Representations, Warranties and Covenants.

         (a) Each of the representations and warranties of Seller contained in this Agreement shall (i) have been true and correct as of the date when made and
(ii) shall be deemed to be made again on and as of the Closing Date and shall then be true and correct, except, in all cases, to the extent that such representations and warranties speak as of the date of this Agreement or as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of the date of this Agreement or such specific date, as the case may be.

         (b) Seller shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         (c) Unless the Closing Date is also the date of this Agreement, Seller shall have furnished Buyer with certificate(s), dated the Closing Date and duly executed by an officer authorized to give such a certificate, to the effect that the conditions set forth in subparagraphs (a) and (b) of this Section 8.1 have been satisfied.

         8.2 Proceedings. Buyer shall not be subject to any restraining order or injunction restraining or prohibiting Buyer's performance of the transactions contemplated hereby.

         8.3 Consents and Approvals. Each of the consents, approvals and waivers listed in Schedule 3.2(d) hereto, including, without limitation, the consent of the lenders under the Senior Credit Agreement (including BONY), shall have been obtained.

         8.4 Release of Liens. All Liens on the Transferred Assets (including, without limitation, the Lien on the Transferred Assets in favor of the lenders under the Senior Credit Agreement) other than Permitted Liens shall have been released and discharged and Buyer shall have received evidence with respect thereto satisfactory to Buyer and its counsel.

         8.5 Deliveries. Buyer shall have received or shall receive at the Closing all other items to be delivered by Seller pursuant to Sections 2 and 3 hereof.

         8.6 Assumed Welfare Plan Contracts. Buyer shall have received evidence, reasonably satisfactory to Buyer, that each of the Assumed Welfare Plan Contracts, as defined in Section 10.3(b), is in full force and effect and that premiums due up to and including the Closing Date thereunder have been paid in full. Seller shall take all reasonable and necessary actions and cooperate with Buyer to provide for the assignment of such Assumed Welfare Plan Contracts to Buyer.

         9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligations of Seller under this Agreement are subject to the fulfillment (or waiver by Seller) of the following conditions prior to or at the Closing Date:

         9.1 Representations, Warranties and Covenants.

         (a) Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct, except to the extent that such representations and warranties speak as of the date of this Agreement or as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of the date of this Agreement or such specific date, as the case may be.

         (b) Buyer shall have performed and compiled with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         (c) Unless the Closing Date is also the date of this Agreement, Buyer shall have furnished Seller with certificate(s) dated the Closing Date and duly executed by an officer of Buyer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in subsections (a) and
(b) of this Section 9.1 have been satisfied.

         9.2 Proceedings. Seller shall not be subject to any restraining order or injunction restraining or prohibiting Seller's performance of the transactions contemplated hereby.

         9.3 Deliveries. The items to be delivered by Buyer pursuant to Sections 2 and 3 shall have been, or shall at the Closing be, delivered and received by Seller.

         9.4 Release of Lien. The Lien on the Transferred Assets in connection with the Senior Credit Agreement shall have been released and BONY shall have consented to the transactions contemplated hereby.

         10. CERTAIN POST-CLOSING MATTERS.

         10.1 Access to Records, Information and Personnel.

         (a) For a period of six years following the Closing, Buyer agrees to provide Seller and its Affiliates with reasonable access to officers and employees formerly employed by Seller, and to all books and records transferred to Buyer at Closing and required by Seller, for purposes of responding to or participating in any audits, investigations or other claims, or filings by or with any Regulatory Authority or other Person (including, without limitation, investigating and responding to any claim with respect to an actual or alleged Excluded Liability). Such access will be during normal business hours, upon reasonable prior notice, without unreasonable interference with normal business operations and at Buyer's principal place of Business, free of charge. If, after the Closing Date, Seller or any of its Affiliates shall require the participation of officers and employees formerly employed by Seller for purposes of responding to any audits, investigations or other proceedings by any Regulatory Authority or to otherwise address any claim by any Person with respect to an actual or alleged Excluded Liability, Buyer shall make such officers and employees reasonably available to Seller to participate in such defense or prosecution; provided, that such participation shall not disrupt the ordinary course of Buyer's business; and provided, further, that Seller shall pay out-of-pocket third party expenses (including reasonable legal fees and disbursements, if any) incurred by Buyer or its Affiliates in connection with providing such participation.

         (b) Following the Closing, Seller agrees to provide Buyer and its Affiliates with reasonable access to all books and records (to the extent not included in the Transferred Assets) required by Buyer for purposes of responding to any audits, investigations or other claims by any Regulatory Authority or other Person. Such access will be during normal business hours, upon prior notice, without unreasonable interference with normal business operations and at Seller's principal place of business, free of charge. If, after the Closing Date, Buyer or any of its Affiliates shall require the participation of officers and employees of Seller or its Affiliates for purposes of responding to any audits, investigations or other proceedings by any Regulatory Authority or to otherwise address any claim by any Person with respect to an actual or alleged Liability, Seller shall make such officers and employees reasonably available to Buyer to participate in such defense or prosecution; provided, that such participation shall not disrupt the ordinary course of Seller's business; and provided, further, that Buyer shall pay out-of-pocket third party expenses (including reasonable legal fees and disbursements, if any) incurred by Seller or its Affiliates in connection with providing such participation. Without limiting the foregoing, Buyer shall reimburse Mr. Robert Tucker and Dr. John Rutledge for (i) reasonable out-of-pocket expenses (including reasonable legal fees and disbursements which are not otherwise recovered from Directors' and Officers' liability insurance after pursuit of such recovery in good faith; provided that if such legal fees and disbursements are less than the deductible amount of such insurance, no such pursuit will be required) as incurred in connection with participation in the Employee Suit up to a maximum of $50,000 in the aggregate and (ii) for the loss of time spent in such participation up to
(x) $600 per diem for the first three days of participation (provided, that no more than five hours, excluding travel time, shall be required), and (y) $300 per hour after such three days.

         10.2 Taxes. All Tax Returns and reports of Seller and/or SOH relating to the Transferred Assets or the Business required to be filed after the Closing Date in respect of any period prior to or through the Closing Date will be duly and timely filed by Seller and/or SOH (including extensions of time for filing), and all Taxes upon Seller, SOH, the Transferred Assets and the Business which are due and payable in respect of such periods, will be paid by Seller and/or SOH, as applicable, in a timely manner. If such Tax Returns report a Tax liability for which Buyer is responsible under Applicable Law or the terms of this Agreement, Seller shall consult with Buyer prior to filing such Tax Returns and shall make such adjustments to the Tax Returns as Buyer reasonably requests. Buyer shall be responsible for and shall pay, and Seller shall not be responsible for any, sale, use, value-added, documentary, stamp, transfer, conveyance, other similar taxes incurred, asserted or imposed in connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, and Buyer shall prepare and timely file all Tax Returns with respect to such Taxes with the appropriate taxing authority.

         10.3 Employee Benefits and Other Matters.

         (a) Seller and Buyer agree to cooperate reasonably concerning all matters relating to the Employees. Buyer shall offer employment to all Employees (other than Excluded Employees) commencing as of the Closing. At Buyer's option, Buyer may also offer employment to any Resigned Employee. Employees (including Resigned Employees, if any) who accept employment with Buyer shall be referred to hereinafter as "Transferred Employees." An offer of employment made by Buyer to any Employee On Leave who is absent from work on the Closing Date shall be void if such Employee fails to commence employment with Buyer prior to the six month anniversary of the Closing. Further, employment of any Transferred Employee may be conditioned upon the execution by such Employee of Buyer's standard non-disclosure and non-solicitation agreement. Buyer shall provide or shall cause to be provided to each Transferred Employee (i) a wage or salary, as applicable, that is at least equal to the wage or salary, as applicable, received by such Transferred Employee immediately prior to the Closing and (ii) employee benefits that are no less favorable, in the aggregate, than the employee benefits received by Transferred Employees immediately prior to Closing. Buyer shall employ each Transferred Employee who accepts employment with Buyer on the same basis upon which the Transferred Employee was employed by Seller (i.e., employment at will or employment for a term), provided that all contracts disclosing employment for a term are disclosed in Schedule 2.2(f) or
Schedule 2.4(b) and are included as Transferred Contracts.

         (b) As of the Closing, Transferred Employees and their dependants and beneficiaries shall cease to accrue further benefits under the Plans. Buyer shall be responsible for all employment liabilities with respect to the Transferred Employees relating to, arising out of or resulting from, the employment of, or services rendered by, such employee after the Closing. Buyer shall use commercially reasonable efforts to credit or cause to be credited service of the Transferred Employees with Seller for all purposes under each employee fringe, vacation or severance benefit plan, program or arrangement of Buyer in which Buyer determines Transferred Employees are eligible to participate. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not credit Transferred Employees for service with Seller for purpose of eligibility, participation or benefits under Buyer's self-insured health plan. Buyer shall grant to the Transferred Employees vacation pay or time and sick/personal time with respect to vacation time and sick/personal time that has been earned and/or accrued under Seller's vacation or sick/personal time policy but not paid to or taken by such Transferred Employees as of the Closing Date.

         (c) Buyer shall use commercially reasonable efforts to cause the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) covering Transferred Employees, effective as of Closing (the "Transferred Employee Welfare Plans"), to (i) recognize the co-payments and deductible expenses of the Transferred Employees and their eligible dependents incurred prior to the Closing under the welfare benefit plans of Seller (the "Seller Welfare Plans"), and (ii) waive all pre-existing condition exclusions and limitations applicable to the Transferred Employees and their eligible dependents under the Transferred Employee Welfare Plans. The medical and dental benefits provided by Buyer to Transferred Employees from and after the Closing shall be provided pursuant to the contracts (listed on Schedule 10.3(c)) underlying the medical and dental plans maintained by Seller immediately prior to the Closing (the "Assumed Welfare Plan Contracts") until the earlier of the expiration or cancellation of the Assumed Welfare Plan Contracts. Seller shall assign such Assumed Welfare Plan Contracts to Buyer. As of the Closing, Seller shall be discharged of all obligations to provide benefits (whether payable to current or former employees of Seller) that would ordinarily be payable under the Assumed Welfare Plan Contracts in respect of periods from and after the Closing Date, and Buyer shall use reasonable efforts to assist Seller in defending any claim or liability asserted against Seller in respect of any such obligation. Upon the termination of all of the Seller's group health plans (as that term is defined on Section 5000(b)(1) of the Code), Buyer, in accordance with Section 4980B of the Code and the applicable Treasury Regulations, agrees to provide health care continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended, with respect to qualifying events in respect of current and former employees of Seller (and their eligible dependents), whether occurring before, on or after the Closing Date. Seller agrees to terminate its group health plans (as defined in Section 5000(b)(1) of the Code) as of the Closing and to file final form 5500s as soon as practicable thereafter.

         (d) Effective as of the Closing, Buyer shall provide the Transferred Employees with the option to participate in a 401(k) plan designated by Buyer (the "Buyer 401(k) Plan"), and shall take all reasonable necessary action, if any, to qualify the Buyer 401(k) Plan under the applicable provisions of the Code. Buyer shall use its commercially reasonable efforts to permit Transferred Employees to implement a direct rollover to the Buyer 401(k) Plan of their account balances (inclusive of loans) under the 401(k) plan maintained by Seller.

         (e) From and after the Closing Date, Buyer (and not Seller) shall be liable and responsible for Liabilities to a Transferred Employee arising as a result of the termination of such Transferred Employee's employment with the Buyer.

         10.4 Property Relating to Transferred Assets. If, following the Closing Date, Seller or any of its officers, directors, employees, independent contractors, stockholders, principals, partners, agents or representatives, or any Affiliate thereof or of the Business, or any other Person acting for or in concert with any of the foregoing Persons, shall receive any money, check, note, draft, instrument, payment, communication or other property relating to or as proceeds of the Transferred Assets or any part thereof, each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Buyer and promptly, after receipt thereof, shall notify Buyer in writing of such receipt and shall remit the same (or cause to be remitted) in kind to Buyer in the manner specified by Buyer.

         10.5 Payment of Excluded Liabilities. Seller shall pay, or make adequate provision for the payment, in full all the Excluded Liabilities and other liabilities of Seller (other than the Assumed Liabilities). If any such liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Transferred Assets, Buyer may, at any time after the Closing Date, elect, following reasonable advance notice to Seller thereof, to make all such payments directly (but shall have no obligation to do so) and, in such case, may seek reimbursement from Seller of such payments.

         10.6 Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including, without limitation, relationships with lessors, employees, Regulatory Authorities, licensors, customers, suppliers and others, and Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to any such relationships. Seller will refer to Buyer all inquiries relating to the Business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Transferred Assets after Closing or that would interfere with the Business.

         10.7 Confidentiality. After the Closing, Seller shall not, shall cause its officers, directors, employees, independent contractors, stockholders, principals, partners, agents, representatives or Affiliates not to, and shall cooperate with Buyer in its efforts to ensure that none of the Seller's former officers, directors, employees, independent contractors, stockholders, principals, partners, agents or representatives, or any Affiliate thereof, shall, disclose to any person or entity or use for any purpose any Intellectual Property or confidential or proprietary documents, processes, strategic or marketing plans, databases, customer lists, financial or other information relating to the Business and/or the Transferred Assets or Assumed Liabilities.

         10.8 Further Assurances. Each party shall cooperate reasonably with each other and with each other's officers, directors, employees, independent contractors, stockholders, principals, partners, agents or representatives, or any Affiliate thereof, in connection with any steps required to be taken as part of their respective obligations under this Agreement, and each party shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documentation, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

         10.9 Matters Relating to Excluded Assets and Excluded Liabilities.

         (a) On or within 30 days of the Closing Date, Seller (or Seller's counsel) shall remove the Excluded Assets, including, the books and records described under Section 2.3(a), from all Facilities. Such removal shall be done in such manner as to avoid any damage to the Facilities and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Transferred Assets or to the Facilities resulting from such removal shall be paid by Seller. Should Seller fail to remove such Excluded Assets as required by this Section 10.9, Buyer shall have the right, but not the obligation, (i) to remove such Excluded Assets at Seller's sole cost and expense; (ii) to store such Excluded Assets and to charge Seller all storage costs associated therewith; (iii) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (iv) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

         (b) If, following the Closing Date, Buyer or any of its officers, directors, employees, independent contractors, stockholders, principals, partners, agents or representatives, or any Affiliate thereof or of the Business, or any other Person acting for or in concert with any of the foregoing Persons, shall receive any inquiry, notice or communication relating to the Excluded Assets, the Excluded Liabilities or any part thereof, each such Person shall have the right, but not the obligation, to forward or refer such inquiry, notice or communication to Seller or Seller's counsel.

         11. INDEMNIFICATION.

         11.1 By Seller. From and after the Closing, Seller agrees to indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, independent contractors, stockholders, principals, partners, agents or representatives (collectively, "Buyer Indemnified Parties") from and against any loss, liability or damage, including reasonable attorneys' fees and other costs and expenses (collectively, "Damages"), incurred or sustained by any Buyer Indemnified Party as a result of (a) the breach by Seller of any provision of this Agreement (other than the representations that, pursuant to Section 13.7, do not survive the Closing), and (b) the failure of Seller, the Subsidiary or any of their respective Affiliates to pay or otherwise discharge the Excluded Liabilities, provided that there shall not be any duplicative payments or indemnities by Seller. Notwithstanding anything to the contrary herein, the rights of Buyer to indemnification under this Section 11 shall be limited as follows: (i) the amount of any Damages incurred or sustained by Buyer shall be reduced by the net amount actually recovered by Buyer or any of its Affiliates from any insurer or other party liable for such Damages (or if such amounts are not actually recovered because of Buyer's failure to pursue such insurance or indemnification proceeds, then the amount recoverable), and
(ii) the amount of any Damages incurred or sustained by Buyer shall be reduced to the extent such Damages shall have been caused or contributed to by any action or omission of Buyer or any of its Affiliates or their respective employees other than employees of Buyer who were employees of Seller at the time of such action or omission. Indemnity payments hereunder shall be made on an after-tax basis, such that the amount of the indemnity payment, less the tax detriment from receipt of such indemnity payment, plus the tax benefits resulting from sustaining the indemnified loss, liability or damages is equal to the amount of the indemnified Damages.

         11.2 By Buyer. From and after the Closing, Buyer agrees to indemnify and hold harmless Seller, its officers, directors, employees, independent contractors, stockholders, principals, partners, agents or representatives or any Affiliate thereof (collectively, "Seller Indemnified Parties") from and against any Damages incurred or sustained by any Seller Indemnified Party as a result of (a) the breach by Buyer of any provision of this Agreement (other than the representations that pursuant to Section 13.7 do not survive the Closing), and (b) the failure of Buyer or its Affiliates to pay or otherwise discharge the Assumed Liabilities, provided that there shall not be any duplicative payments or indemnities by Buyer. Notwithstanding anything to the contrary herein, the rights of Seller to indemnification under this Section 11 shall be limited as follows: (i) the amount of any Damages incurred or sustained by Seller shall be reduced by the net amount actually recovered by Seller or any of its Affiliates from any insurer or other party liable for such Damages; and (ii) the amount of any Damages incurred or sustained by Seller shall be reduced to the extent such Damages shall have been caused or contributed to by any action or omission of Seller or any of its Affiliates or their respective employees, including, without limitation, any action or omission of any Transferred Employee occurring prior to the Closing. Indemnity payments hereunder shall be made on an after-tax basis, such that the amount of the indemnity payment, less the tax detriment from receipt of such indemnity payment, plus the tax benefits resulting from sustaining the indemnified loss, liability or damages is equal to the amount of the indemnified Damages.

         11.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Within ten (10) days after an Indemnitee receives notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 11, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party; provided that the failure of the Indemnitee to so notify the Indemnitor shall not affect the indemnification obligations of any Indemnitor except to the extent such Indemnitor shall have been materially prejudiced as a result of such failure. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under
Section 11 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if either (a) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have a material adverse effect on such Indemnitee, or (b) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be put forth by the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action within five days of the Indemnitee's delivery of notice of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 11, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

         11.4 Exclusivity of Indemnification Provision. Other than in the case of fraud, the indemnity provided for in this Section 11 shall be the sole and exclusive remedy of the parties hereto after the Closing for any breach of this Agreement. For the avoidance of doubt, absent a showing of fraud, as determined in a final, non appealable judgment in a court of competent jurisdiction or by settlement of the appropriate parties, the Buyer Indemnified Parties shall have no recourse with respect to any breach of this Agreement against any Seller Indemnified Party other than Seller and other than the Excluded Employees, Resigned Employees, Barry Weisfeld and any Affiliate thereof. Buyer acknowledges that Seller is entering into this Agreement in reliance on Buyer's agreement with respect to the foregoing sentence.

         12. TERMINATION.

         12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) By the mutual written consent of Seller and Buyer;

         (b) By the non-defaulting party if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party which, if not cured, would excuse the performance hereof by the non-defaulting party, and such breach cannot be cured at or prior to the time the Closing would have taken place in accordance with Section 3; and

         (c) By any party hereto if the Closing has not taken place by February 7, 2003 and the party seeking to terminate this Agreement or its Affiliates has not contributed in any material way to the failure of the Closing to occur by such date.

         12.2 Effect of Termination.

         (a) Except for the obligations contained in Sections 13.2 and 13.4, which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become null and void, and, except as otherwise provided in this Section 12.2, no party hereto or any of its officers, directors, employees, independent contractors, stockholders, principals, partners, agents or representatives, or any Affiliate thereof shall have any rights, liabilities or obligations hereunder or with respect hereto, except that, if such termination results from the willful breach by a party of any representations, warranties, or covenants of such party contained in this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including reasonable attorneys' fees) sustained or incurred by the other parties to this Agreement arising from such breach.

         13. MISCELLANEOUS.

         13.1 Amendment and Modification; Waiver of Provisions. This Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         13.2 Expenses. All fees and disbursements of counsel, consultants and accountants and all other fees and out-of-pocket expenses of or incurred by (a) Seller and its Affiliates shall be paid and borne exclusively by Seller, and (b) Buyer and its Affiliates shall be paid and borne exclusively by Buyer.

         13.3 Successors and Assigns; Assignments. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns. No party hereto may assign or transfer any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, and any such attempted assignment, transfer or delegation without such consent shall be null and void.

         13.4 Confidentiality, Public Announcement.

         (a) From and after the date of this Agreement, the parties hereto and their Affiliates shall keep confidential the existence of this Agreement, the terms hereof and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain approval of any Regulatory Authority or other third party (including BONY), (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent advised by counsel that such disclosure is required by Applicable Law (including, regulations of the Securities and Exchange Commission and the American Stock Exchange).

         (b) Buyer and Seller shall issue a mutually agreed press release following execution of this Agreement and following the Closing.

         13.5 Notices. All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid, by courier, or by facsimile transmission, addressed as follows:

          If to Seller:

                   Robert S. Tucker
                   Managing Director
                   c/o Saugatuck Capital
                   One Canterbury Green
                   Stamford, Connecticut  06901-2062
                   Telephone:  203-348-6669
                   Facsimile:  203-324-6995

          With a copy to:

                   Stephen Hertz
                   Debevoise & Plimpton
                   919 Third Avenue
                   New York, New York  10022
                   Facsimile:  212-909-6836

          If to Buyer:

                   Dean Yimoyines, M.D., Chairman and Chief Executive Officer OptiCare Health Systems, Inc.
                   87 Grandview Avenue
                   Waterbury, Connecticut  06708
                   Telephone:  203-465-1322
                   Facsimile:  203-596-2227

          With a copy to:

                   Stephen J. Gulotta, Jr., Esq.
                   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue
                   New York, New York  10017
                   Telephone:  212-935-3000
                   Facsimile:  212-983-3115

or to such other address as a party may from time to time designate in writing in accordance with this Section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) the earlier of receipt of three Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid, (c) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender (provided, however, that such notice or other communication is also sent by some other means permitted by this Section 13.5), or (d) on the first Business Day after sending, if sent by courier or overnight delivery.

         13.6 No Third Parties Benefited. This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns. Other than the Buyer Indemnified Parties and the Seller Indemnified Parties, who are intended beneficiaries of Section 11 hereof (including, without limitation, Section 11.4) and Mr. Tucker and Dr. Rutledge who are intended beneficiaries of Section 10.1(b) hereof, no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith.

         13.7 Survival of Representations and Warranties. The representations and warranties of the parties hereunder shall not survive the Closing, except for the representations and



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warranties contained in Sections 4.3(b)-(h), 4.7, 4.10, 4.12, 4.13, 4.14, 4.18,
4.20 and 4.21 which shall survive for six months following the Closing and the representations and warranties contained in Sections 4.9 and 4.15 which shall survive for the applicable statute of limitations.

         13.8 Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof, to the extent such provisions would require or permit the application of the law of any other jurisdiction.

         13.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

         13.10 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way any other provision or provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         13.11 Entire Agreement. This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof by this reference, the Buyer Agreements and the Seller Agreements collectively constitute the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof.

         13.12 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         13.13 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any court in the City of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 13.5 (other than facsimile transmission). Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

         13.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF



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THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS
AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.



         {The remainder of the page is left intentionally blank. Signature page to follow.}

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         IN WITNESS WHEREOF, the parties have caused this Asset Purchase
Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.


                         WISE OPTICAL VISION GROUP, INC.


                         By:    /s/ Robert Tucker
                         Name:  Robert Tucker
                         Title:


                         OPTICARE ACQUISITION CORP.


                         By:    /s/ Dean J. Yimoyines
                         Name:  Dean J. Yimoyines, M.D.
                         Title: Chief Executive Officer